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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF EON LABS, INC.


1.    Eon Labs Manufacturing of the Virgin Islands, Inc.

2.    Eon Pharma, LLC

3.    Eon Technologies, Inc.

4.    Forte Pharma, Inc.